PURCHASE AND SALE AGREEMENT

                                     Between

                                 CITYSCAPE CORP.

                                       and

                   GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

                          Dated as of February 2, 1996





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                                TABLE OF CONTENTS




Section I.                     Definitions                                 Page

    1.01. "Adjusted Tranche Amount".......................................  1
    1.02. "Aggregate Adjusted Tranche Amount".............................  1
    1.03. "Available Amount"..............................................  1
    1.04. "Business Day"..................................................  1
    1.05. "Change of Control".............................................  2
    1.06. "Collateral"....................................................  2
    1.07. "Co-Managed Amount".............................................  2
    1.08. "Custodian".....................................................  2
    1.09. "Custodial Agreement"...........................................  2
    1.10. "Default Rate"..................................................  2
    1.11. "Detailed Mortgage Asset Schedule"..............................  2
    1.12. "Eligible Assets"...............................................  2
    1.13. "Event of Termination"..........................................  2
    1.14. "FHA"...........................................................  2
    1.15. "FHLMC".........................................................  2
    1.16. "FNMA"..........................................................  3
    1.17. "GAAP"..........................................................  3
    1.18. "Greenwich Change of Control"...................................  3
    1.19. "Guarantor".....................................................  3
    1.20. "Guaranty"......................................................  3
    1.21. "Home Equity Mortgage Assets"...................................  3
    1.22. "Home Improvement Assets".......................................  3
    1.23. "HUD"...........................................................  3
    1.24. "Independent Whole Loan Trade"..................................  3
    1.25. "Initial Tranche Amount"........................................  3
    1.26. "LIBOR".........................................................  3
    1.27. "Losses"........................................................  4
    1.28. "Market Movement Allowance".....................................  4
    1.29. "Market Value Percentage".......................................  4
    1.30. "Monoline Insurance Company"....................................  4
    1.31. "Mortgage"......................................................  4
    1.32. "Mortgage Assets"...............................................  4
    1.33. "Mortgage Asset Schedule".......................................  4
    1.34. "Mortgage File".................................................  5
    1.35. "Mortgage Loan".................................................  5
    1.36. "Mortgage Loan Documents".......................................  5

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   1.37.  "Mortgage Note".................................................  5
   1.38.  "Mortgaged Property"............................................  5
   1.39.  "Mortgagor".....................................................  5
   1.40.  "Net Securities Amount".........................................  5
   1.41.  "Pass-Through Transfer".........................................  5
   1.42.  "Principal".....................................................  6
   1.43.  "PUD"...........................................................  6
   1.44.  "Purchase"......................................................  6
   1.45.  "Purchase Date".................................................  6
   1.46.  "Purchase Price Percentage".....................................  6
   1.47.  "Purchase Request"..............................................  6
   1.48.  "Reconstitution Agreement"......................................  6
   1.49.  "Recourse Amount"...............................................  6
   1.50.  "Reference Bank"................................................  6
   1.51.  "Reference Bank Rate"...........................................  6
   1.52.  "Repurchase Price"..............................................  7
   1.53.  "Required Sale Event"...........................................  7
   1.54.  "SEC"...........................................................  7
   1.55.  "Shareholders' Equity"..........................................  7
   1.56.  "Shortfall Payment".............................................  7
   1.57.  "SM/MU Assets"..................................................  7
   1.58.  "Spread Deficiency Account".....................................  7
   1.59.  "Spread Deficiency Amount"......................................  7
   1.60.  "Spread Deficiency Factor"......................................  7
   1.61.  "Spread Percentage".............................................  8
   1.62.  "Subordinated Debt".............................................  8
   1.63.  "Taxes".........................................................  8
   1.64.  "Termination Date"..............................................  8
   1.65.  "Tranche".......................................................  8
   1.66.  "Tranche Period"................................................  8
   1.67.  "Tranche Rate"..................................................  9
   1.68.  "Tranche Remittance Date".......................................  9
   1.69.  "Tranche Term"..................................................  9
   1.70.  "Underwater Assets".............................................  9
   1.71.  "Unsecured Debt"................................................  9
   1.73.  "Whole Loan Transfer"...........................................  9

Section II.  Procedures for Purchases of Eligible Assets;
             Conditions Precedent; Settlements

   2.01.   Purchase and Sale..............................................  9
   2.02.   Delivery of Documents; Initial Purchase of
           Eligible Assets ............................................... 10

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   2.03.  Delivery of Documents; Subsequent Purchases of
           Eligible Assets................................................. 11
   2.04.  Purchase Requests................................................ 11
   2.05.  Tranche Selection................................................ 12
   2.06.  Survival of Representations...................................... 12
   2.07.  Proceeds of Eligible Assets...................................... 12

Section III. Distributions

Section IV.  Transfers of Eligible Assets by Purchaser

   4.01.  Purchaser Sale................................................... 13
   4.02.  Market Value..................................................... 14
   4.03.  Required Sale Event.............................................. 15
   4.04.  Bankruptcy Event................................................. 15
   4.05.  Proceeds Shortfall............................................... 15

Section V.   Intent of Parties; Security Interest


Section VI.  Representations and Warranties

   6.01.  Representations and Warranties of Seller......................... 16
   6.02.  Representations and Warranties Regarding
           Eligible Assets................................................. 18
   6.03.  Representations and Warranties of Purchaser...................... 27
   6.04.  Remedies for Breach of Representations and
           Warranties; Repurchase Obligation............................... 28

Section VII. Covenants and Warranties of Seller

   7.01.  Affirmative Covenants............................................ 29
   7.02.  Negative Covenants............................................... 32

Section VIII. Removal of Eligible Assets from Inclusion
              Under this Agreement Upon a Whole Loan
              Transfer or a Pass-Through Transfer;
              Independent Whole Loan Trades

   8.01.  Removal of Eligible Assets from Inclusion
          Under this Agreement Upon a Whole Loan
          Transfer or a Pass-Through Transfer.............................. 33
   8.02   Repurchases...................................................... 37
   8.03.  Independent Whole Loan Trade..................................... 37

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Section IX. Seller's Servicing Obligations

Section X.  Fees and Other Costs

   10.01. Net Securities Amount............................................ 38
   10.02. Hold Harmless.................................................... 38
   10.03. Definition of Taxes.............................................. 38
   10.04. After-Tax Calculation............................................ 39
   10.05. Contest, Payment, Interest....................................... 39
   10.06. Definition of "After-Tax Basis"; Tax Savings..................... 39

Section XI.  Events of Termination

    11.01.  Failure to Perform............................................. 40
    11.02.  Failure of Representation or Warranty.......................... 41
    11.03.  Failure of Covenant............................................ 41
    11.04.  Bankruptcy Event............................................... 41
    11.05.  Seller Default................................................. 41
    11.06.  Material Adverse Change........................................ 41
    11.07.  Cross-Default.................................................. 41
    11.08.  Change of Control.............................................. 42
    11.09.  Pre-Existing Condition......................................... 42

Section XII. Payment

    12.01. Method of Payment............................................... 42
    12.02. Late Payments................................................... 42

Section XIII. Greenwich Change of Control

Section XIV.  Remedies

Section XV.   Termination Resulting from Competition.

Section XVI.  Term

Section XVII. Exclusive Benefit of Parties; Assignment..................... 43

Section XVIII.Amendment; Waivers

Section XIX.  Execution in Counterparts.................................... 43

Section XX.   Effect of Invalidity of Provisions........................... 44

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Section XXI.  Governing Law................................................ 44

Section XXII. Notices...................................................... 44

Section XXIII.Entire Agreement............................................. 44

Section XXIV. Indemnities.................................................. 44

Section XXV.  RESPA Obligations............................................ 46

Section XXVI. Survival..................................................... 46

Section XXVII.Right of Set-off............................................. 46

Section XXVIII Consent to Service.......................................... 46

Section XXIX. Submission to Jurisdiction; Waiver of Trial by
              Jury......................................................... 47

Section XXX.  Construction................................................. 47

Section XXXI. Further Agreements........................................... 47


Exhibits

Exhibit A:    Seller's Underwriting Guidelines for Home Equity
              Loans and Home Improvement Loans
Exhibit B:    Seller's Underwriting Guidelines for SM/MU Assets
Exhibit C:    Receipt and Assignment
Exhibit D:    Purchase Request
Exhibit E:    Opinion of Counsel to Seller
Exhibit F:    Mortgage Asset Schedule
Exhibit G:    Guaranty of Cityscape Financial Corp.
Exhibit H:    Officer's Certificate of Seller
Exhibit I:    Form of Mortgage and Form of Mortgage Note
Exhibit J:    Opinion of Counsel to Guarantor
Exhibit K:    Whole Loan Agreement
Exhibit L:    Form of Custodial Agreement

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

     PURCHASE AND SALE AGREEMENT ("Agreement") dated as of February 2, 1996 between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation ("Purchaser"), and CITYSCAPE CORP., a New York corporation ("Seller").

     WHEREAS, Seller desires to sell from time to time to Purchaser certain Eligible Assets (as hereinafter defined), and Purchaser desires to purchase such Eligible Assets, each in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:


I.    Definitions.

     As used in this Agreement, the following terms shall have the following meanings:

1. "Adjusted Tranche Amount": As of any date of determination in respect of any Tranche, the difference between (i) the Initial Tranche Amount with respect thereto and (ii) all payments of principal received by Purchaser in respect of the related Eligible Assets on or prior to such date.

2. "Aggregate Adjusted Tranche Amount": At any date, the aggregate sum of the Adjusted Tranche Amounts for each Tranche as of such date, in respect of Purchases as to which the related Eligible Assets have not been disposed of by Purchaser (other than to an affiliate of Purchaser pursuant to this Agreement).

3. "Available Amount": $1,000,000,000, less the aggregate principal of Eligible Assets sold by the Purchaser pursuant to a Whole Loan Transfer or a Pass-Through Transfer other than the Co-Managed Amount relating to any such Pass-Through Transfer. Notwithstanding the foregoing, if at any point in time the Aggregate Adjusted Tranche Amount is equal to or exceeds the Available

Amount, the Purchaser shall have no obligation to purchase, and the Seller shall have no obligation to sell, additional Eligible Assets until the point in time at which the Aggregate Adjusted Tranche Amount is less than the Available Amount.

4. "Business Day": A day on which banks are open for business in New York, New York and on which dealings in United States dollars are carried on in the London interbank market.

5. "Change of Control": means either (i) both Robert Patent and Robert Grosser leave the employ of Seller or (ii) there occurs a change of "control" of Seller as such term is defined in the Securities Exchange Act of 1934, as amended.

6. "Collateral": As defined in Section 5 hereof.

7. "Co-Managed Amount": As defined in Section 8.01.

8. "Custodian": Harris Trust and Savings Bank.

     9. "Custodial Agreement": The Custodial Agreement, dated as of February 2, 1996, by and among the Custodian, Purchaser and Seller, a form of which is attached hereto as Exhibit L.

11. "Default Rate": As defined in Section 12.02 hereof.

12. "Detailed Mortgage Asset Schedule": The schedule of Mortgage Assets identifying each Mortgage Asset by the address of the Mortgaged Property and the name of the mortgagor and setting forth as to each Mortgage Asset all of the information set forth in Exhibit F hereof.

13. "Eligible Assets":

          (i) With respect to Home Equity Mortgage Assets or Home Improvement Assets, the type and quality usually included in a securitized pool consisting of such assets which pool would be eligible for credit enhancement by a Monoline Insurance Company and which would be expected to support a security which would be rated, without the benefit of such credit enhancement, in one of the investment grade generic rating


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     categories by any nationally recognized statistical rating agency; or

          (ii) With respect to SM/MU Assets, the type and quality usually included in a securitized pool consisting of or including such assets which pool would be eligible for credit enhancement by a Monoline Insurance Company and which would be expected to support a security which would be rated, without the benefit of such credit enhancement, in one of the investment grade generic rating categories by any nationally recognized statistical rating agency.

14. "Event of Termination": As defined in Section 11 hereof.

15. "FHA": The Federal Housing Administration or its successors in interest.

16. "FHLMC": The Federal Home Loan Mortgage Corporation or its successors in interest.

17. "FNMA": The Federal National Mortgage Association or its successors in interest.

18.  "GAAP":   means  generally  accepted  accounting  principles,  consistently applied.

19. "Greenwich Change of Control": means the sale by The Long-Term Credit Bank of Japan, Limited of either (i) Greenwich Capital Holdings, Inc., the parent of Greenwich Capital Financial Products, Inc. or (ii) Greenwich Capital Financial Products, Inc.

20. "Guarantor": Cityscape Financial Corp., a Delaware corporation.

21. "Guaranty": A guaranty in substantially the form of Exhibit G hereto, executed by Guarantor in favor of Purchaser.

22. "Home Equity Mortgage Assets": All of Seller's right, title and interest in and to mortgage loans secured by mortgages on one- to four-family residences, which shall bear either fixed or adjustable rates of interest and shall have been underwritten in accordance with the underwriting guidelines attached as Exhibit


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A or otherwise  approved by Purchaser,  other than Home  Improvement  Assets and
SM/MU Assets.

23. "Home Improvement Assets": All of Seller's right, title and interest in and to conventional and Title I home improvement loans secured by mortgages on one- to four-family residences which shall have been underwritten in accordance with the underwriting guidelines attached as Exhibit A or otherwise approved by Purchaser.

24. "HUD": The United States Department of Housing and Urban Development.

25. "Independent Whole Loan Trade": As defined in Section 8.03.

26. "Initial Tranche Amount": With respect to any Purchase hereunder, the purchase amount paid for the related Eligible Assets by the Purchaser on the related Purchase Date, such purchase amount being equal to the product of (x) the Principal of the related Eligible Assets as of such Purchase Date and (y) the related Purchase Price Percentage.

27. "LIBOR": As of any date of determination, the 30, 60 or 90 day (consistent with the frequency of the LIBOR Reset Date) London Interbank Offering Rate as of such date, as indicated on the Bloomberg screen or Telerate and as determined by the Purchaser. If the Purchaser cannot so determine LIBOR, then LIBOR shall mean the Reference Bank Rate.

28. "Losses": Any and all out-of-pocket losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and disbursements) directly incurred by any person specified in this Agreement, resulting from transactions entered into under this Agreement (other than liability for Taxes). Losses must be accounted for and presented for reimbursement documented in reasonable detail and within a reasonable time.

29. "Market Movement Allowance": For each Purchase, the amount of diminution in the Market Value of the related Eligible Assets (expressed as a percentage) that may occur before the occurrence of a Required Sale Event with respect to such Eligible Assets, as described in Section 4.02 hereof.


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30. "Market Value  Percentage":  For each date of  determination in respect of a
Purchase, the market value (expressed as a percentage of par) of the related Eligible Asset as determined by Purchaser (subject to the provisions of Section
4.02 hereof) and taking into account (i) credit rating; (ii) credit worthiness of the account debtor, lessee or other obligors (including third party credit
enhancements);   (iii)  realizable   distress  sale  liquidation   value;   (iv)
impediments (legal or otherwise) to prompt and effective enforcement; (v) general industry and overall economic conditions; (vi) current interest rates;
(vii) availability of purchasers; and (viii) such other considerations as reasonably appropriate in the circumstances. Provided the initial Purchase Date is not later than February 2, 1996, the initial Market Value Percentage shall be 103%.

31. "Monoline Insurance Company": Municipal Bond Investors Assurance Corporation ("MBIA"), Financial Guaranty Insurance Company ("FGIC"), Capital Markets Assurance Corporation ("CapMAC"), Financial Security Assurance Inc. ("FSA"), GE Mortgage Insurance Company ("GEMICO") or AMBAC Indemnity Corporation ("AMBAC").

32. "Mortgage": The mortgage, deed of trust or other instrument creating a first, second or third lien on or first, second or third priority ownership interest in an estate in fee simple in real property securing a Mortgage Note or in a leasehold interest.

33. "Mortgage Assets": Home Equity Mortgage Assets, Home Improvement Assets and SM/MU Assets, collectively.

34. "Mortgage Asset Schedule": Each schedule of Mortgage Assets delivered by the Seller to the Purchaser and the Custodian, such schedule identifying each Mortgage Asset by the address of the Mortgaged Property and the name of the mortgagor and setting forth as to each Mortgage Asset the following information:
(i) the current principal balance, (ii) the account number, (iii) the original principal amount with respect to any Mortgage Asset originated by the Seller and the principal amount purchased by the Seller with respect to a Mortgage Asset acquired by the Seller subsequent to its origination, (iv) the combined loan-to-value ratio as of the date of the origination of the related Mortgage


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Asset,  (v) the paid through date,  (vi) the mortgage  interest rate,  (vii) the final maturity date under the mortgage note and (viii) the monthly payment.

35. "Mortgage File": The documents described in Section 3 of the Custodial Agreement.

36. "Mortgage Loan": Any of the first, second or third lien mortgage loans sold by the Seller to the Purchaser pursuant to this Agreement, as set forth on the Detailed Eligible Asset Schedule.

37. "Mortgage Loan Documents": The documents listed in Section 1 of the Custodial Agreement pertaining to any Mortgage Loan.

38. "Mortgage Note": The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

39. "Mortgaged Property": The property underlying a Mortgage Asset.

40. "Mortgagor": The obligor on a Mortgage Note.

41. "Net Securities Amount": With respect to any Tranche Period which has terminated, the amount produced for the related Tranche corresponding to such Tranche Period by application of the following:

                                  TR x TA x AD
                                       360

Where

TR = the Tranche Rate applicable to such Tranche

TA = the Adjusted Tranche Amount with respect to such Tranche

AD = the actual number of days elapsed during such Tranche Period (assuming twelve 30-day months).

42. "Pass-Through Transfer": The sale or transfer of some or all of the Eligible Assets to a trust to be formed as part of a


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publicly or privately traded  pass-through  transaction,  which  transaction may contain certain requirements of and be rated by one or more statistical credit rating agencies, pursuant to a Reconstitution Agreement retaining the Seller as servicer thereunder.

43. "Principal": With respect to any Eligible Asset as of any date of determination, the unamortized principal balance of such Eligible Asset as of such date.

44. "PUD": A planned unit development.

45. "Purchase": Any purchase of Eligible Assets by Purchaser from Seller pursuant to the terms hereof and of the applicable Purchase Request.

46. "Purchase Date": With respect to any Purchase, the date on which Purchaser purchases the related Eligible Assets from Seller.

47. "Purchase Price Percentage": With respect to any Purchase, the Market Value Percentage of the Principal paid by Purchaser for the related Eligible Assets, expressed as a percentage of par, as set forth in the related Purchase Request.

48. "Purchase Request": A request for the purchase of Eligible Assets in the form of Exhibit D hereto.

49. "Reconstitution Agreement": The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties with respect to any or all of the Eligible Assets purchased hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer as set forth in Section VIII, including, but not limited to, a Pooling Agreement or such other form of agreement that shall have been entered into between the Purchaser (or an affiliate of the Purchaser) and the Seller following the initial Purchase Date. Such agreement or agreements shall prescribe the rights and obligations of the Seller in servicing the related Eligible Assets.

50. "Recourse Amount": As of any date of determination, 10 percent of the Aggregate Adjusted Tranche Amount as of such date; provided, however, in each case, that the Recourse Amount shall be fixed upon the earlier of (i) the first date on which a Required

Sale Event has occurred and (ii) the first date on which an Event of Termination has occurred.

51. "Reference Bank": Three major banks that are engaged in the London interbank market, as selected by the Purchaser.

52. "Reference Bank Rate": The arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of a percent) of the offered rates for United States dollar deposits for one month which are offered by the Reference Banks as of 11:00 a.m., London time, on the second Business Day prior to the date of determination to prime banks in the London interbank market for a period of one month.

53. "Repurchase Price": The product of (x) the Principal of the related Eligible Assets as of the related Repurchase Date and (y) the related Purchase Price Percentage for the related Eligible Assets as specified on the Purchase Request related to each such Eligible Asset plus the applicable Net Securities Amount less any payments of principal already received by the Purchaser.

54. "Required Sale Event": As described in Section 4.02.

55. "SEC": The Securities and Exchange Commission and any successor thereto.

56. "Shareholders' Equity": The sum of (i) the aggregate "assets" of Seller less the aggregate "liabilities" of Seller, with the term "asset" having the meaning ascribed to such term by GAAP and the term "liabilities" being those obligations or liabilities of Cityscape which, in accordance with GAAP, would be included on the liability side of Cityscape's balance sheet plus (ii) the Subordinated Debt of Seller, in accordance with GAAP.

57. "Shortfall Payment": As defined in Section 10.07.

58. "SM/MU Assets": All of Seller's right, title and interest in and to small residential multi-family residences and mixed-use mortgage loans which bear fixed rates of interest and which were underwritten in accordance with the underwriting guidelines attached as Exhibit B or otherwise approved by Purchaser, and none of which shall exceed $1,000,000 in principal amount, unless otherwise agreed to by Purchaser and Seller.


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

60. "Spread Deficiency Account": A nonsegregated memorandum account maintained by the Purchaser to which shall be credited the Spread Deficiency Amounts.

61. "Spread Deficiency Amount" means, on any date of determination, the amount by which (A) the product, expressed in dollars, of (i) the Spread Deficiency Factor with respect to such Eligible Assets and (ii) the Principal of such Eligible Assets on their respective Purchase Date or Dates exceeds (B) the sum of (i) the dollar value (over zero) of any hedges or other interest rate protection instruments with respect to Underwater Assets (I) to which Seller is a party, (II) the value of which Seller has assigned to Purchaser and (III) under which Purchaser would be entitled on the date of determination to receive such dollar value and (ii) the dollar amount of any deposits made by Seller to, and retained by Purchaser on the date of determination in, the Spread Deficiency Account with respect to previous Spread Deficiency calculations.

62. "Spread Deficiency Factor" means, on any date of determination, the amount, expressed as a percentage, by which (A) exceeds ((B) minus (C))

where (A) equals the Spread Percentage

               (B) equals     the weighted average interest rate of the Eligible
                              Assets (i) sold to and retained by Purchaser under this Agreement, and (ii) included on a Purchase
                              Request to be sold on the related Purchase Date, if any; and

               (C)  equals    the yield, expressed as a percentage, of Four Year
                              Treasury Securities.

62. "Spread Percentage" means, on any date of determination, the sum, expressed as a percentage, of (A) plus ((B) minus (C))

where (A) equals 4.00%

                (B) equals    the pricing  spread on  pass-through  certificates
                              issued in the private


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

                              placement market for pools of mortgages with characteristics similar to the Eligible Assets either sold to and retained by Purchaser under this Agreement, or included on a Purchase Request to be sold on the related Purchase Date, as the case may be, as reasonably determined solely by Purchaser based upon market considerations; and


               (C) equals     the lesser of (i) "(B)", and (ii) 1.45%.

63. Subordinated Debt": Indebtedness of the Seller which (a) is subordinated to other indebtedness and liabilities of the Seller, (b) has a maturity of at least three years and (c) as a percentage of total Shareholder's Equity does not exceed 50%.

64. "Taxes": As defined in Section 10.03 hereof.

65. Termination Date": The earlier to occur of the second anniversary of the date hereof and the date on which the Available Amount is reduced to zero.

66.  "Tranche":  The  Eligible  Assets  specified  on  any  particular  Purchase
Request.

67. "Tranche Period": The period commencing on the day Purchaser receives a distribution of principal or interest with respect to the Eligible Assets in the related Tranche in accordance with Section III and ending on (and including) the day preceding the day on which the next such distribution is received. For purposes of the initial Tranche Period, Purchaser shall be deemed to have received such a distribution with respect to the Eligible Assets in the related Tranche on the related Purchase Date. The date upon which Purchaser disposes of an Eligible Asset shall also end the Tranche Period with respect thereto.

68. "Tranche Rate": The Tranche Rate shall equal LIBOR plus 175 basis points. The Tranche Rate shall reset on the first day of each Tranche Period.

69. "Tranche Remittance Date": With respect to any Tranche, the monthly calendar date specified in the related Purchase

Request for the remittance of collections on the related Eligible Assets to the Purchaser in accordance with Section III hereof.

70. "Tranche Term": With respect to a Tranche, a period of one, two or three months, or such other period as may be mutually agreeable to the parties hereto, commencing on a Business Day selected by Seller and Purchaser pursuant to this Agreement.

71. "Underwater Assets": Means the aggregate of those Eligible Assets which, taken individually, would yield a Spread Deficiency Amount.

72. "Unsecured Debt": As of any date of determination, the dollar amount of all obligations and liabilities of Seller which, (i) in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of Seller's balance sheet and (ii) are not secured by the grant of a lien upon or security interest in, any collateral.

73. "Unsecured Debt to Equity Ratio": The ratio of total Unsecured Debt of Seller to its Shareholders' Equity.

74.  "Whole Loan  Transfer":  The sale or transfer to a third party of some or
all  of  the  Eligible   Assets  in  a  whole  loan  format  or  a  certificated
participation format pursuant to a Reconstitution Agreement retaining the Seller as servicer thereunder.

II.  Procedures  for  Purchases  of  Eligible  Assets;   Conditions   Precedent;
Settlements.

2. Purchase and Sale. From time to time pursuant to the terms of this Agreement, Seller shall deliver and at the request of Seller, Purchaser shall purchase Eligible Assets in an aggregate unpaid principal amount up to the Available Amount. Each such purchase shall be initiated by Seller pursuant to the delivery to Purchaser of a Purchase Request in the manner set forth in
Section 2.04; provided, however, that each Initial Tranche Amount with respect to Home Equity Mortgage Assets shall be at least $5,000,000 and with respect to Home Improvement Assets shall be at least $500,000; and provided, further, that no Spread Deficiency Amount shall exist with respect to Eligible Assets previously sold to and still retained by Purchaser; and provided, further, however, that

Purchaser shall only purchase Eligible Assets if, immediately, following such purchase, (i) the Available Amount would not be less than zero; (ii) the Amount of Eligible Assets sold to and still retained by Purchaser which consist of Home Equity Loans or Home Improvement Assets would not exceed $200,000,000; and (iii) the amount of Eligible Assets which consist of SM/MU Assets sold to and still retained by Purchaser hereunder would not exceed $15,000,000.

3. Delivery of Documents; Initial Purchase of Eligible Assets. Prior to the initial Purchase of Eligible Assets:

          (a) Seller shall have delivered to the Custodian the "Mortgage Loan File" (as defined in the Custodial Agreement) for each of the Eligible Assets.

          (b) Purchaser shall have received a Mortgage Asset Schedule pertaining to the related Eligible Assets.

          (c) Purchaser shall have received copies of the resolutions of the Board of Directors of each of Seller and Guarantor, certified by its respective Secretary, approving this Agreement and the Guaranty Agreement, respectively.

          (d) Purchaser shall have received the Articles of Incorporation of Seller certified by the Secretary of State of the State of New York and the Articles of Incorporation of Guarantor, certified by the Secretary of State of the State of Delaware.

          (e) Purchaser shall have received certificates of each of the Secretary or Assistant Secretary of Seller and Guarantor, as set forth in Exhibit H hereto, certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, and any other documents to be delivered by it hereunder (on which Purchaser may conclusively rely until such time as Purchaser shall receive from Seller a revised certificate meeting the requirements of this item (e)) and (ii) a copy of Seller's By-laws.

          (f) Purchaser shall have received a certificate from the Custodian certifying that it has reviewed the mortgage notes relating to the Eligible Assets and has found no discrepancies between the information listed on the related Mortgage Asset Schedule and the information set forth in such mortgage notes.

          (g) Purchaser shall have received an opinion of counsel to Seller, in substantially the form of Exhibit E hereto and an opinion of counsel to Guarantor, in substantially the form of Exhibit J hereto.

          (h) Seller shall have instructed the applicable trustee, paying agent, authenticating agent, transfer agent, registrar, predecessor in interest, owner (if the Eligible Assets are in the form of a security agreement), or servicer, if any, in respect of the related Eligible Assets to reflect on their books and records the transfer of such Eligible Assets to Purchaser, as owner or secured party (if the Eligible Assets are in the form of a security agreement).

          (i) Purchaser shall have received the most recent available standard servicing or like reports in summary form, if any, with respect to all of the mortgages in Seller's portfolio similar to the Eligible Assets.

          (j) The bond power or transfer instrument for the related Eligible Asset have been executed by appropriate officers of the Seller.

          (k) The Purchaser shall be permitted to perform its standard loan review of each Eligible Asset to be purchased.

4. Delivery of Documents; Subsequent Purchases of Eligible Assets. Prior to any Purchase of Eligible Assets after the initial Purchase of Eligible Assets, the actions, conditions and deliveries specified in subsections 2.02(a), (b), (f),
(h), (i), (j) and (k) shall have been taken or made, as the case may be.

5. Purchase Requests. Seller shall deliver to Purchaser a Purchase Request at least three Business Days prior to the proposed Purchase Date for any Purchase (unless otherwise agreed by the parties). Purchaser shall indicate its acceptance or declination of each Purchase Request by completing the appropriate section of the Purchase Request and returning the copy thereof to Seller; provided, however, that Purchaser hereby agrees to accept each Purchase Request if such acceptance would not cause the aggregate of the Initial Tranche Amounts to exceed the Available Amount and if all of the conditions to such Purchase provided for in this Agreement (including, without limitation, Section 2.02 hereof) have been satisfied. Unless otherwise agreed to by Purchaser, no single Purchase Request shall include both (i) Home Equity Mortgage Assets and Home Improvement Assets and (ii) SM/MU Assets.

     With respect to all Purchase Requests, if Purchaser does not send a copy of a completed Purchase Request to Seller within at least three Business Days prior to the proposed Purchase Date (five Business Days, if the related Purchase Request was received by Purchaser at least two calendar weeks prior to the proposed Purchase Date), Purchaser shall be deemed to have accepted such Purchase Request. Each Purchase Request accepted by Purchaser shall be irrevocable and binding on Purchaser and Seller. Seller shall indemnify Purchaser and hold it harmless against any Losses incurred by Purchaser as a result of any failure by Seller to timely deliver the Eligible Assets subject to such Purchase. Each Purchase shall cover the Eligible Assets identified in a Mortgage Asset Schedule attached to the related Purchase Request. Each Purchase Request shall specify the type of Eligible Asset, the Purchase Price Percentage, the Performance Deposit Amount, Tranche Remittance Date, Purchase Date, the Initial Tranche Amount, together with the Tranche Term and Tranche Rate requested by Seller with respect thereto in accordance with Section 2.05 hereof, the Market Movement Allowance, Recourse Amount and such other matters as may be specified on the form of the Purchase Request attached hereto as Exhibit D or as may be reasonably requested by Purchaser from time to time in accordance with the terms hereof. On the applicable Purchase Date, the Purchaser shall either
(i) pay or (ii) cause the Custodian, pursuant to the terms of the Custodial Agreement, to pay to Seller the Initial Tranche Amount for the related Eligible Assets against receipt of the documents required to be delivered by Seller pursuant to either Section 2.02 or 2.03, as the case may be.

6. Tranche Selection. Seller shall, at least three Business Days prior to the expiration of any Tranche Term, provide Purchaser with a notice requesting a new Tranche Term for application to the related Tranche (a "Tranche Selection Notice"). The Tranche Selection Notice may be oral, promptly confirmed by Seller in writing, and shall be deemed to be an irrevocable offer by Seller to Purchaser to apply the requested Tranche Term to the related Tranche. Failure to provide written confirmation of an oral Tranche Selection Notice shall not affect the irrevocability of any such Notice. Notwithstanding the foregoing provisions of this Section, Purchaser, in its reasonable discretion, may select a new Tranche Term if (i) Seller fails to provide a Tranche Selection Notice on a timely basis or (ii) Purchaser determines in its reasonable discretion that any Tranche Term requested by Seller is unavailable or would not yield efficient execution to Purchaser.

7. Survival of Representations. The terms and conditions of the purchase of each Eligible Asset shall be as set forth in this Agreement. Seller will be deemed on each Purchase Date to have made to Purchaser the representations and warranties set forth in Section 6 hereof and such representations and warranties of Seller shall be true and correct on and as of such Purchase Date and throughout the term of this Agreement for as long as Eligible Assets are held by Purchaser. Each Purchase Request made by Seller shall be deemed to be a restatement of each of the covenants of Seller made pursuant to Section 7 of this Agreement. In addition, Seller shall reaffirm the representations and warranties contained in Section 6 on the date of disposition of the Eligible Assets by the Purchaser (either through a securitization or a whole loan sale of such assets).

8. Proceeds of Eligible Assets. The transfer and sale hereby of all of the Seller's right, title and interest in and to each Eligible Asset shall include all proceeds, products and profits derived therefrom, including, without limitation, all scheduled payments of principal of and interest on such Eligible Assets and other amounts due or payable or to become due or payable in respect thereof and proceeds thereof including, without limitation, all moneys, goods and other tangible or intangible property received upon the liquidation or sale thereof. Seller shall retain all rights with respect to any interest accrued and unpaid with respect to any Eligible Assets to, but not including, the related Purchase Date.

III.  Distributions.

     With respect to each Tranche, Seller shall instruct the applicable paying agent, servicer or other appropriate party with respect to each Eligible Asset Purchased hereunder to remit to Purchaser by wire transfer in immediately available funds, all distributions thereon or with respect thereto in accordance with Purchaser's payment instructions on the related Tranche Remittance Date.

     Upon receipt by Purchaser of any payment of principal with respect to any Eligible Asset, Purchaser shall apply such principal payment so received to reduce the Adjusted Tranche Amount of the applicable Tranche.

     Upon receipt by Purchaser of any payment of principal or interest with respect to any Eligible Assets, the prior Tranche Period shall terminate and a new Tranche Period shall begin, and the Purchaser shall compute and either remit to Seller or, at Seller's option, deposit in an account maintained by Purchaser on behalf of Seller the amount by which the aggregate amount of any interest payment received by Purchaser exceeds the Net Securities Amount with respect to the Tranche Period then ending.

     Notwithstanding the foregoing provisions of this Section III, Purchaser hereby grants a waiver with respect to Seller's obligation to remit all payments in respect of (i) interest in excess of the Net Securities Amount, (ii) scheduled payments of principal and (iii) any amounts advanced or expended by Seller in its capacity as servicer for which it is entitled to be reimbursed in accordance with the terms hereof in its capacity as servicer of any Eligible Asset (the "Forbearance Waiver"). Any payment so held by Seller shall be paid to Purchaser immediately upon the termination of the Forbearance Waiver. The Forbearance Waiver shall terminate upon the earlier to occur of (i) the occurrence of any default by Seller hereunder and (ii) Purchaser's delivery of a written notice to Seller terminating such Forbearance Waiver.

IV. Transfers of Eligible Assets by Purchaser.

2. Purchaser Sale. Purchaser may, at its election, and without the consent of Seller, at any time during this Agreement sell, transfer, convey, pledge or assign any or all of its right, title and interest in, to or under, or grant a security interest in, any Eligible Assets purchased by Purchaser hereunder. Prior to effecting any sale or other disposition (other than a pledge or a transfer pursuant to a repurchase agreement) of its right, title and interest in any Eligible Asset, Purchaser shall offer to Seller between the hours of 8:00 a.m. and 6:00 p.m. on any Business Day (by oral notice to such effect, promptly confirmed in writing), the right to purchase the offered Eligible Assets in whole from it at the Repurchase Price (which has not been theretofore paid pursuant to Section 8.01) on the related Eligible Assets. Within the time periods specified below, Seller shall notify Purchaser of its intent to so purchase the offered Eligible Assets:

If Purchaser makes                                Seller shall notify
offer to sell to                                  Purchaser of intent
       Seller                                          to Purchase
- ----------------------                            ---------------------
Between 8:00 a.m. and                             Before noon on the
10:00 a.m on any                                  next succeeding
Business Day                                      Business Day
Between 10:00 a.m. and 6:00 p.m. on any           Before noon on the
Business Day                                      second succeeding
                                                  Business Day

If Seller fails to notify Purchaser of its intention to purchase the related Eligible Assets within the time periods set forth above, then Seller shall be deemed to have declined Purchaser's offer to purchase the related Eligible Assets. If Seller determines to effect such a purchase, Seller shall, on the fifth Business Day next succeeding the Business Day on which Seller accepted the offer to purchase the related Eligible Assets from Purchaser pursuant to this Section, pay to Purchaser the applicable Repurchase Price for the related
Eligible Assets required to be paid pursuant to Section 8.01 hereof. If Purchaser disposes of any Eligible Assets which Seller declines to purchase, and Purchaser later reacquires such Eligible Assets for any reason, then prior to any subsequent sale of such Eligible Assets, Purchaser shall afford Seller the right to purchase such Eligible Assets pursuant to this Section 4.01 at the Purchaser's reacquisition price plus applicable costs and expenses. This right to purchase the Eligible Assets reacquired by Purchaser shall be extinguished upon Seller's second refusal to purchase any Eligible Asset(s).

3. Market Value. On a weekly basis, Purchaser, in respect of each Purchase, shall determine the Market Value of each Eligible Asset which has been purchased by the Purchaser and not disposed of, and shall notify Seller thereof. If Seller shall in good faith disagree with the Market Value of any such Eligible Asset as so determined by Purchaser, Seller shall notify Purchaser and Purchaser and Seller shall endeavor in good faith to reach an agreement on the Market Value of such Eligible Assets. If Purchaser and Seller cannot agree on the Market Value, a Required Sale Event will be deemed to have occurred. If, in respect of any Purchase, the Market Value of the Eligible Assets at any time has declined from the Market Value of the Eligible Assets as of the relevant Purchase Date by an amount exceeding the applicable Market Movement Allowance, a Required Sale Event shall be deemed to have occurred.

4. Required Sale Event. Upon the occurrence of a Required Sale Event, Purchaser shall in a commercially reasonable manner sell the Eligible Assets, subject to Seller's obligation to indemnify Purchaser against any resulting Losses from such sale up to the then-applicable Recourse Amount. Prior to effecting any such sale, Purchaser shall offer to Seller the right to purchase such Eligible Assets from it at the Adjusted Tranche Amount, plus any Net Securities Amount payable pursuant to Section 8.01 hereof. If Seller fails to exercise its right of purchase within the time set forth in Section 4.01 and Purchaser sells the Eligible Assets (through private or public sale) to a third party, Purchaser shall promptly provide a notification to Seller of such event, setting forth the net sales proceeds inclusive of accrued interest received (after giving effect to all selling and related expenses, including the fees and expenses of any consultants, brokers or attorneys) and shall notify Seller of all Losses incurred and invoice Seller (with supporting detail) for the amount due to Purchaser, up to the amount of the Recourse Amount. Upon receipt of such invoice, Seller shall pay to Purchaser the Recourse Amount to the extent necessary to indemnify Purchaser against the Losses sustained. If, as a result of the sale of the Eligible Assets, the net realized sales proceeds, inclusive of accrued interest, if any, on the related Eligible Assets exceed the applicable Adjusted Tranche Amount plus the applicable Net Securities Amount plus the fee payable upon a Whole Loan Transfer, then Purchaser shall pay any such excess to Seller.

5.  Bankruptcy  Event . With respect to Seller's  right of purchase set forth in
Section 4.01 and Section  4.03, if a bankruptcy  event  occurs,  as described in
Section 11.04 below, involving Seller, during the period after which Seller has notified Purchaser of its intention to purchase the offered Eligible Assets but before the expiration of the five Business Day period in which Seller has to effect such purchase, Purchaser shall be released from its obligation to sell such Eligible Assets to Seller and any other obligations set forth in Section
4.01 and may sell such Eligible Assets (through private or public sale) to any third party.

6. Proceeds Shortfall. If Purchaser sells Eligible Assets to any third party for an amount less than the applicable Adjusted Tranche Amount plus the applicable Net Securities Amount, then Seller shall pay to Purchaser any such shortfall (the "Proceeds Shortfall"). Until the Proceeds Shortfall is repaid, Purchaser shall be entitled to deduct from the proceeds owed to Seller as a result of any subsequent sales of Eligible Assets (to Seller or to any third party), the amount, up to the Proceeds Shortfall, by which the proceeds of any such subsequent sale exceeds the Adjusted Tranche Amount plus the Net Securities Amount, in each case applicable to such subsequent sale.

V. Intent of Parties; Security Interest.

     Purchaser and Seller confirm that the transactions contemplated herein are intended as purchases and sales rather than as loan transactions. In the event, for any reason, and solely in such event, any transaction hereunder is construed by any court or regulatory authority as a loan or other than a purchase and sale of the related Eligible Assets, Seller shall be deemed to have hereby pledged to Purchaser as security for the performance by Seller of all of its obligations from time to time arising hereunder and under any and all Purchases effected pursuant thereto, and shall be deemed to have granted to Purchaser a security interest in, the related Eligible Assets and all distributions in respect thereof, and the proceeds of any and all of the foregoing (collectively, the "Collateral"). Seller shall, with respect to each Purchase, execute a Receipt and Assignment substantially in the form of Exhibit C hereto, as applicable, pursuant to which Seller shall reconfirm its grant to Purchaser of a first priority security interest in, and lien upon, the Collateral. In furtherance of the foregoing, (i) this Agreement shall constitute a security agreement, (ii) Purchaser shall have all of the rights of a secured party with respect to the Collateral pursuant to applicable law and (iii) Seller shall execute all documents, including but not limited to financing statements under the Uniform Commercial Code as in effect in any applicable jurisdictions, as the Purchaser may reasonably require to effectively perfect and evidence Purchaser's first priority security interest in the Collateral. Seller also covenants not to pledge, assign or grant any security interest to any other party in any Eligible Asset sold to Purchaser.

VI. Representations and Warranties.

1. Representations and Warranties of Seller. The Seller represents, warrants and covenants to the Purchaser as of the Initial Purchase Date and each subsequent Purchase Date that:

          (i) the Seller is duly organized, validly existing and in good standing under the laws of the State of New York and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Seller in any state in which a Mortgaged Property is located to the extent necessary to ensure the enforceability of each Eligible Asset and the servicing of the Eligible Asset in accordance with the terms of this Agreement;

          (ii) the Seller has the full corporate power and authority to service each Eligible Asset, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate action on the part of the Seller; and this Agreement, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except to the extent that (a) the enforceability thereof may be limited by federal or state bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (iii) the execution and delivery of this Agreement by the Seller, the servicing of the Eligible Assets by the Seller hereunder, the consummation by the Seller of the transactions herein contemplated, and the fulfillment by the Seller of or compliance by the Seller with the terms hereof will not
     (A) result in a breach of any term or provision of the charter or by-laws of the Seller or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Seller is a party or by which it may be bound, or any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller, which breach, violation, default or non-compliance would have a material adverse effect on (a) the business, operations, financial condition, properties or assets of the Seller taken as a whole or (b) the ability of the Seller to perform its obligations under this Agreement; and the Seller is not a party to, bound by, or in breach or violation of any material indenture or other material agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Seller's knowledge, would in the future reasonably be expected to materially and adversely affect, (x) the ability of the Seller to perform its obligations under this Agreement or (y) the business, operations, financial condition, properties or assets of the Seller taken as a whole;

          (iv) the Seller is, and currently intends to remain, in good standing and qualified to do business in each jurisdiction where failure to be so qualified or licensed would have a material adverse effect on (a) the business, operations, financial condition, properties or assets of the Seller taken as a whole or (b) the enforceability of any Eligible Asset or the servicing of the Eligible Assets in accordance with the terms of this Agreement;

          (v) there is no litigation pending or, to the Seller's actual knowledge, overtly threatened against the Seller that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Seller to service the Eligible Assets or for the Seller to perform any of its other obligations hereunder in accordance with the terms hereof;

          (vi) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby (except for such consents, approvals, authorizations, or orders to be obtained following each Purchase Date with respect to future transactions to be consummated hereunder), or if any such consent, approval, authorization or order not relating to a future transaction is required, the Seller has obtained the same; and

          (vii) the Seller has caused to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies of the Seller or a Mortgagee applicable to the Eligible Assets sold by the Seller.

2. Representations and Warranties Regarding Eligible Assets. (a) With respect to the Eligible Assets subject to any Purchase Request, Seller represents and warrants to Purchaser as of the related Purchase Date with respect to each such Eligible Asset as follows:

          (i) The information set forth on the Detailed Mortgage Asset Schedule with respect to such Eligible Asset is true and correct as of the Purchase Date in all material respects;

          (ii) All payments due prior to the related Purchase Date have been made and none of such Eligible Assets will have been contractually delinquent for 60 or more days more than once in the twelve months preceding the related Purchase Date;

          (iii) Each related Mortgage is a valid and enforceable first, second or third lien on the Mortgaged Property subject only to (a) the lien of nondelinquent current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of such Eligible Asset, and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

          (iv) As of the Purchase related to each Eligible Asset, the Seller had good title to, and was the sole owner of, each Eligible Asset free and clear of any pledge, lien, encumbrance or security interest and had full right and authority, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same;

          (v) To the best of the Seller's knowledge, there was no delinquent tax or assessment lien against any related Mortgaged Property;

          (vi) To the best of the Seller's knowledge, there is no valid offset, defense or counterclaim to any related Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note;

          (vii) To the best of the Seller's knowledge, there are no mechanics' liens or claims for work, labor or material affecting any related Mortgaged Property which are or may be a lien prior to, or equal with, the lien of such Mortgage, except those which are insured against by the title insurance policy referred to in (11) below;

          (viii) To the best of the Seller's knowledge, each related Mortgaged Property is free of material damage and is in good repair;

          (ix) The origination of such Eligible Asset complied in all material respects with applicable state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, relating to the origination of mortgage loans and consummation by the Seller of the transactions contemplated hereby will not involve the violation of any such laws;

          (xi) Neither the Seller nor any prior holder of any related Mortgage has modified such Mortgage in any material respect (except that such an Eligible Asset may have been modified by a written instrument which has been recorded, if necessary, to protect the interests of the Purchaser and which has been delivered to the Custodian); satisfied, cancelled or subordinated such Mortgage in whole or in part; released the related Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto except as has been disclosed to Purchaser prior to Purchase Date, in which case a copy of such modification agreement will have been delivered to the Seller and the Custodian;

          (xii) A lender's policy of title insurance together with a condominium endorsement, if applicable, and extended coverage endorsement and, if applicable, an adjustable rate mortgage endorsement in an amount at least equal to the principal balance as of the related Purchase Date of each such Eligible Asset or a commitment (binder) to issue the same was effective on the date of the origination of such Eligible Asset, each such policy is valid and remains in full force and effect, and each such policy was issued by a title insurer qualified to do business in the jurisdiction where the related Mortgaged Property is located and acceptable to FNMA or FHLMC and in a form acceptable to FNMA or FHLMC, which policy insures the Seller and successor owners of indebtedness secured by the insured related Mortgage, as to the first or second priority lien of such Mortgage; to the best of the Seller's knowledge, no claims have been made under such mortgage title insurance policy and no prior holder of such Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

          (xiii) Such Eligible Asset was originated by the Seller or, if not originated by the Seller, was purchased by the Seller subject to materially the same standards and procedures used by the Seller in originating mortgage loans directly;

          (xiv) To the best of the Seller's knowledge, all of the improvements which were included for the purpose of determining the Appraised Value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon such Mortgaged Property unless the applicable title insurance policy for such Mortgaged Property affirmatively insures against loss or damage by reason of any encroachment that is disclosed or would have been disclosed by an accurate survey;

          (xv) To the best of the Seller's knowledge, no improvement located on or being part of related Mortgaged Property is in violation of any applicable zoning law or regulation. To the best of the Seller's knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and to the best of the Seller's knowledge, such Mortgaged Property was lawfully occupied under applicable law at origination and is lawfully occupied under applicable law as of the Purchase Date;

          (xvi) All parties which have had any interest in any related Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located, and (2)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state;

          (xvii) The related Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms and with applicable laws except to the extent that the enforceability thereof may be limited by (a) federal or state bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally and (b) the availability of the remedy of specific performance and injunctive and other forms of equitable relief and by the discretion of the court before which any proceeding therefor may be brought; provided, however, that none of the foregoing will affect the ultimate realization of the benefits of the lien of the related Mortgage on the related Mortgaged Property.

     All parties to the related Mortgage Note and the related Mortgage had legal capacity to execute such Mortgage Note and such Mortgage and such Mortgage Note and such Mortgage have been duly and properly executed by such parties;

          (xviii) The proceeds of such Eligible Asset have been fully disbursed, except in certain circumstances relating to SM/MU Assets where Seller has held back amounts until improvements to property have been made, such amounts so withheld will in no case be in excess of $10,000, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making, closing or recording such Eligible Assets were paid;

          (xix) The related Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security, including, (i) if such Mortgage is designated as a deed of trust, by trustee's sale and (ii) otherwise by judicial foreclosure. No homestead or other exemption available to the related Mortgagor will materially interfere with the right to sell such Mortgaged Property at a trustee's sale or the right to foreclose such Mortgage;

          (xx) With respect to any related Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the related Mortgagor;

          (xxi) The related Mortgage Note and the related Mortgage is in substantially the form attached as Exhibit I hereto with such revisions as are necessary to comply with applicable state law. The related Mortgaged Property is suitable for year-round occupancy for its geographic location;

          (xxii) There exist no deficiencies with respect to escrow deposits and payments, if such are required by the related Mortgage or Mortgage Note, for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments of other charges or payments due the Seller have been capitalized under the related Mortgage or the related Mortgage Note;

          (xxiii) The origination, underwriting and collection practices used by the Seller with respect to such Eligible Asset have been in all respects legal, proper, prudent and customary in the mortgage lending and servicing business with respect to mortgage loans similar to such Eligible Asset;

          (xxiv) The related Mortgage Note is not secured by any collateral, pledged account or other security except for the lien of the related Mortgage or a third party guaranty. In addition, certain financing statements may have been filed with respect to the fixtures or furniture contained in the property securing an SM/MU Asset;

          (xxv) Such Eligible Asset does not have a shared appreciation feature, or other contingent interest feature;

          (xxvi) Such Eligible Asset contains a "due-on-sale" clause unless prohibited by applicable law;

          (xxvii) The improvements upon the related Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage not less than the lesser of (i) the minimum amount required to compensate for damage or loss on a replacement cost basis, (ii) the outstanding principal balance of the related Eligible Asset or (iii) the maximum allowed. All individual insurance policies and flood policies referred to in clause (27) below contain a standard mortgagee clause naming the Seller or the original mortgagee, and its successors in interest, as mortgagee, and the Seller has received no notice that any premiums due and payable thereon have not been paid; the related Mortgage obligates the related Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

          (xxviii) If the related Mortgaged Property is in a Federal Flood Hazard Zone, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the original outstanding principal balance of the Eligible Asset, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973;

          (xxix) To the best of the Seller's knowledge, there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement;

          (xxx) To the best of Seller's knowledge, there is no default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note; and the Seller has not waived any default, breach, violation or event of acceleration;

          (xxxi) The related Mortgaged Property is improved by either (i) a one- to four-family residential dwelling, including condominium units, dwelling units in PUDs and manufactured housing, which, to the best of the Seller's knowledge, does not include cooperatives and does not constitute other than real property under state law or (ii) a small residential multi-family residence and mixed-use structure;

          (xxxii) Unless otherwise specified in the related Purchase Request, each Eligible Asset is being serviced by the Seller;

          (xxxiii) There is no obligation on the part of the Seller or any other party under the terms of the related Mortgage or related Mortgage Note to make payments in addition to those made by the related Mortgagor;

          (xxxiv) Any future advances made prior to the related Purchase Date have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Detailed Mortgage Asset Schedule. The consolidated principal amount does not exceed the original principal amount of such Eligible Asset. The related Mortgage Note does not permit or obligate the Seller to make future advances to the related Mortgagor at the option of the Mortgagor;

          (xxxv) To the best of the Seller's knowledge, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the related Mortgagor, directly or indirectly, for the payment of any amount required by the related Mortgage except for (A) payments in the nature of escrow payments, including without limitation, taxes and insurance payments, and (B) interest accruing from the date of the related Mortgage Note or date of disbursement of the related Mortgage proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

          (xxxvi) All amounts received with respect to such Eligible Assets to which the Purchaser is entitled have been transferred to the Purchaser;

          (xxxvii) Such Eligible Asset was underwritten in accordance with the Seller's underwriting guidelines;

          (xxxviii) The related Mortgage File contains an appraisal of the related Mortgaged Property signed by an appraiser which meets the minimum FNMA or FHLMC requisite qualifications for appraisers, duly appointed by the originator, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Eligible Asset; the appraisal is in a form acceptable to FNMA and FHLMC, with such riders as are acceptable to FNMA or FHLMC, as the case may be, and satisfies the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

          (xxxix) Unless otherwise specified in the related Purchase Request, such Eligible Asset is not a graduated payment mortgage loan or a growing equity mortgage loan, nor is such Eligible Asset subject to a temporary buydown or similar arrangement. If the Eligible Asset has an adjustable rate, it is not convertible at the option of the related Mortgagor to a fixed rate mortgage loan;

          (xl) With respect to such Eligible Asset, no loan junior in lien priority to such Eligible Asset and secured by the related Mortgaged Property was originated by the Seller at the time of origination of such Eligible Asset unless specifically set forth on the Purchase Request and expressly approved by the Purchaser;

          (xli) At origination either (i) the related Mortgaged Property was not located within a 1 mile radius of any site with environmental or hazardous waste of which the Seller had actual knowledge, or (ii) as to any related Mortgaged Property located within a 1 mile radius of any site as to which the Seller has actual knowledge of environmental or hazardous waste, the related Eligible Asset was reviewed in accordance with the Seller's established environmental review procedures;

          (xlii) The characteristics of the related Eligible Asset are as set forth in the form of Exhibit F delivered in respect of the related Purchase Date; and

          (xliii) To the best of the Seller's knowledge, no error, omission, misrepresentation, negligence, fraud or similar action occurred on the part of any person in connection with the origination of any Eligible Asset.

     (b) Seller represents and warrants to Purchaser with respect to each Home Equity Mortgage Asset or Home Improvement Asset consisting of an interest in a residential property in a pool of Eligible Assets that each such Eligible Asset shall have been originated in conformity with and meets, as of the Purchase Date, underwriting guidelines no less stringent than those specified in Exhibit A attached hereto.

     (c) Seller represents and warrants to Purchaser with respect to each SM/MU Asset consisting of a small multi-family residence/mixed-use property in a pool of Eligible Assets that each such SM/MU Asset shall have been originated in conformity with and meets, as of the date of Purchase, underwriting guidelines no less stringent than those specified in Exhibit B attached hereto; provided, however, that from time to time, based on market conditions, Purchaser or Seller shall propose and the other shall accept, reasonable changes to such underwriting guidelines as a further condition to purchases of SM/MU Assets.

     (d) (A) Seller represents and warrants to Purchaser with respect to each Home Improvement Asset which is insured by FHA:

          (i) The Seller is approved by FHA and is in good standing to service mortgages and has not been suspended as a mortgagee or servicer by the FHA.

          (ii) With respect to Home Improvement Assets which are Title I Home Improvement Assets, the Seller has complied and shall comply with the applicable provisions of the National Housing Act, as amended and supplemented, all rules and regulations issued thereunder, and all administrative publications published pursuant thereto including all FHA requirements for FHA Title I loans.

          (iii) The amount and the original term to maturity of each Home Improvement Asset comply with the FHA Regulations at the time of origination unless the requirements with respect to such Home Improvement Asset are specifically waived by HUD with respect to such Home Improvement Asset;

          (iv) Each Home Improvement Asset was originated or acquired and underwritten by the Seller in accordance with the underwriting criteria established by the Seller, the FHA and HUD for FHA Title I loans:

          (v) Each Home Improvement Asset (i) is an FHA Title 1 property improvement loan (as defined in 24 CFR Section 201.2(aa)) underwritten by the Seller or an entity which at the time of origination was a lender approved by the FHA for participation in the programs under Title I of the National Housing Act, in accordance with the FHA requirements for the Title I loan program as set forth in 24 CFR Parts 201 and 202, and is the subject of FHA insurance, (ii) was originated and underwritten in accordance with applicable FHA requirements, and (iii) was made to provide financing for eligible home improvements for a residential dwelling;

          (vi) The related Mortgage Note and, if applicable, the related Mortgage are on forms acceptable to FHA;

          (vii) The Home Improvement Asset was originated and has been serviced in a manner such that the Loan will be eligible for the maximum amount of insurance made available by the FHA pursuant to Title I of the National Housing Act (subject to the aggregate limitation on the amount of FHA insurance available for the Seller), without any right of offset, counterclaim or any other defense by the FHA. The Seller has reported the origination of the Loan to the FHA and has obtained or shall obtain a case number for the Loan from the FHA;

          (viii) With respect to each Home Improvement Asset originated by a dealer or contractor, the Seller is in possession of the completion certificate for the related improvement as required by FHA for the Home Improvement Asset;

          (ix) Seller has or will cause an amount of FHA Insurance Reserves with respect to the Home Improvement Assets equal to 10% of the outstanding principal balance of such Loans as of the related Purchase Date to be transferred or approved for transfer on or prior to the related Purchase Date to the Purchaser's account maintained by the FHA; and

          (x) No FHA insurance premiums are due and unpaid, and all such premiums for subsequent periods shall be timely paid.

     (B) Seller represents and warrants to Purchaser with respect to each Home Improvement Asset which is not insured by FHA:

          (i) Each Home Improvement Asset was originated or acquired and underwritten by the Seller in accordance with the underwriting criteria established by the Seller for its Home Improvement Assets which are not insured by FHA;

          (ii) The related Mortgage Note and, if applicable, the related Mortgage are on forms acceptable to the Seller; and

          (iii) With respect to each Home Improvement Asset originated by a dealer or contractor, the Seller is in possession of the completion certificate for the related improvement for the Home Improvement Asset;

3. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties, each of which representations and warranties (i) is material and being relied upon by Seller and (ii) is true in all respects as of the date of this Agreement:

          (1) Purchaser has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

          (2) Purchaser has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement to be performed by it.

          (3) This Agreement has been duly authorized and executed by Purchaser, is valid, binding and enforceable against Purchaser in accordance with its terms, and the execution, delivery and performance by Purchaser of this Agreement does not conflict with any material term or provision of any other agreement to which Purchaser is a party or any term or provision of the Charter or By-laws of Purchaser, or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Purchaser of any court, regulatory body, administrative agency or governmental body having jurisdiction over Purchaser.

          (4) No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution and delivery by Purchaser of this Agreement.

          (5) There is no action, proceeding or investigation pending or to the best knowledge of Purchaser, threatened against Purchaser before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) which is likely to materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

4. Remedies for Breach of Representations and Warranties; Repurchase Obligation.
(a) It is understood and agreed that the representations and warranties set forth in Subsections 6.01 and 6.02 shall survive each sale of Eligible Assets to the Purchaser and shall inure to the benefit of the Purchaser and subsequent transferees (unless the Seller has entered into a Reconstitution Agreement pursuant to which the Seller has restated such representations and warranties as of the date of such Agreement, in which case such Agreement shall govern) notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. With respect to the representations and warranties contained in Subsections 6.01 and 6.02 which are made to the best of the Seller's knowledge or to the actual knowledge of the Seller, if it is discovered by either the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Eligible Asset or the Purchaser's interest therein, then notwithstanding the Seller's lack of knowledge with respect to the inaccuracy at the time the representation or warranty was made, the Seller shall repurchase the related Eligible Asset in accordance with this Subsection 6.04 as if the applicable representation or warranty was breached. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Eligible Assets or the interest of the Purchaser (or which materially and adversely affects the interests of the Purchaser in the related Eligible Asset in the case of a representation and warranty relating to a particular Eligible Asset), the party discovering such breach shall give prompt written notice to the others.

     Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of any Eligible Asset or the Purchaser's interest therein, the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured or is not cured or is not being diligently pursued in a manner acceptable to the Purchaser, as evidenced by the Purchaser's agreement thereto, at the end of such 60-day period, the Seller shall, at the Purchaser's option, repurchase such Eligible Asset at the Repurchase Price.

     At the time of repurchase, the Purchaser and the Seller shall arrange for the assignment of such Eligible Asset to the Seller and the delivery to the Seller of any documents held by the Custodian relating thereto. In the event of a repurchase, the Seller shall, simultaneously with such assignment, give written notice to the Purchaser that such repurchase has taken place, and amend the Detailed Mortgage Asset Schedule to reflect the withdrawal of such Eligible Asset from this Agreement.

     In addition to such cure and repurchase obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties contained in this Section VI (notwithstanding
any  limitation  in  such   representation  and
warranty as to the Seller's knowledge). It is understood and agreed that the obligations of the Seller set forth in this Subsection 6.04(a) to cure or repurchase a defective Eligible Asset and to indemnify the Purchaser as provided in this Subsection 6.04(a) constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

     Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 6.01 or 6.02 shall accrue as to any Eligible Asset upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Eligible Asset as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with the relevant provisions of this Agreement.

     (b) If, prior to the resale of an Eligible Asset to a third party unrelated to the Purchaser, pursuant to a Pass-Through Transfer or a Whole Loan Transfer, any Monthly Payment has been more than 90 days delinquent more than once during the preceding twelve-month period, and a determination is made by the Seller at any time thereafter to foreclose upon or otherwise comparably convert the ownership of the related Mortgaged Property or that no further proceeds are recoverable with respect to any such defaulted Eligible Asset, then upon making such determination, the Seller shall repurchase the affected Eligible Asset at the Repurchase Price.

     (c) In the event that the principal balance due on an Eligible Asset is paid in full prior to resale then the Seller shall repurchase the affected Eligible Asset at the Repurchase Price.

VII. Covenants and Warranties of Seller.

     So long as the Agreement remains in effect or Seller shall have any obligations hereunder, Seller hereby covenants and agrees with Purchaser as follows:

     1. Affirmative Covenants. (a) Seller shall maintain a senior debt to Shareholders' Equity ratio of not greater than eight to one. Seller shall maintain Shareholders' Equity in an amount not less than $25,000,000. As of the beginning of each subsequent fiscal year, the minimum Shareholders' Equity less Subordinated Debt to be maintained by the Seller going forward shall step up to be the greater of (x) $25,000,000 or (y) 80% of the Shareholders' Equity less Subordinated Debt as of the end of the prior fiscal year.

     (b) Until the later to occur of (i) the discharge and payment of all of Seller's obligations under this Agreement and (ii) the Termination Date of this Agreement, Seller shall, and shall cause Guarantor to, promptly upon preparation, but in no event later than 60 days following the end of each such party's first three fiscal quarters, deliver to Purchaser its unaudited company-prepared financial statements as of the end of each such fiscal quarter, prepared in accordance with GAAP. Seller shall, and shall cause Guarantor to, promptly upon preparation, but in no event later than 90 days following the end of such party's fourth fiscal quarter, deliver to Purchaser its audited and certified financial statements, prepared in accordance with GAAP, as of the end of the most recently ended fiscal year, which audits and certifications shall each be prepared by a nationally recognized independent accounting firm or by a regionally recognized independent accounting firm with the prior written consent of Purchaser, which consent shall not be unreasonably withheld. In all cases, financial statements shall include, without limitation, a balance sheet, a profit and loss statement and a statement of cash flows. Notwithstanding anything in this Agreement to the contrary, if the audited and certified financial statements described in the immediately preceding sentence are (x) not delivered within the above-specified 90 days, (y) Seller or Guarantor are diligently using their best efforts to deliver such financial statements, and
(z) Seller provides Purchaser with a notice specifying the reason for the delay and a date, within a reasonable time period (as determined by Purchaser), on which such financial statements will be delivered, and they are so delivered; then failure to deliver such financial statements within the above-specified 90 days, as the case may be, shall not be deemed to be an Event of Termination of this Agreement.

     (c) Seller and Guarantor shall each, promptly upon filing, deliver to Purchaser copies of all material public filings made by Seller or Guarantor with any governmental or quasi-governmental body.

     (d) Seller shall (i) with respect to any Mortgage Assets serviced by Seller or any of its affiliates or otherwise use its best efforts to cause to be delivered to Purchaser monthly, the report, if any, prepared by the relevant trustee or servicer setting forth payment activity, defaults and delinquencies with respect to the underlying loans or receivables in respect of each Eligible Asset acquired by Purchaser, (ii) prepare and deliver reports each month, detailing, with respect to all Purchases, such information as the Purchaser may from time to time reasonably request and (iii) deliver to the Purchaser on the fifth day of each month a Detailed Mortgage Asset Schedule.

     (e) Seller shall comply in all material respects with all laws, rules and regulations to which it is or may become subject.

     (f) Seller shall do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to maintain such authority would not have a material adverse effect on the ability of Seller to conduct its business or to perform its obligations under this Agreement.

     (g) At all times during this Agreement, Seller shall possess sufficient net capital and liquid assets (or ability to access the same) to satisfy its obligations as they become due in the normal course of business.

     (h) Seller will notify Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, any remedial steps being taken with respect thereto:

          (A) The occurrence or likelihood of occurrence of an Event of Termination hereunder;

          (B) The institution of any litigation, arbitration proceeding or governmental proceeding which, in the opinion of counsel to Seller, will have a material adverse effect on Seller or the Eligible Assets;

          (C) The entry of any judgment or decree against Seller if the aggregate amount of all judgments and decrees then outstanding against Seller exceeds $500,000 after deducting (i) the amount with respect to which Seller is insured and with respect to which the insurer has assumed responsibility in writing, and (ii) the amount for which Seller is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to Purchaser; or

          (D) The occurrence or likelihood of any event which would allow the obligee under any material loan agreement to which Seller is bound to declare an event of default or accelerate the obligations of Seller thereunder.

     (i) With respect to each Eligible Asset, the Seller shall comply with all document delivery requirements set forth in the Custodial Agreement.

     (j) If, at any time, a Spread Deficiency Amount exists with respect to the Home Equity Mortgage Assets or Home Improvement Assets owned at such time by Purchaser, then Seller shall within five Business Days deposit with Purchaser for credit to the Spread Deficiency Account an amount equal to the Spread Deficiency Amount. In the event the Spread Deficiency Amount is, for a period of three Business Days, less than zero, then Purchaser shall return to Seller such excess Spread Deficiency Amount to Seller from such amounts deposited in the Spread Deficiency Account pursuant to this Agreement.

     (k) Seller and Guarantor shall each permit the Purchaser or its accountants, attorneys or other agents access to all of their books and records relating to Eligible Assets purchased and retained by Purchaser for inspection and copying during normal business hours at all places where Seller conducts business.

2.   Negative Covenants.

     - Seller shall not assign or attempt to assign this Agreement or any rights hereunder, without first obtaining the specific written consent of Purchaser.

     - Seller shall not amend its Articles of Incorporation or By-laws, which amendment shall have or is likely to have an adverse effect upon Purchaser or its interests under this Agreement, without the prior written consent of Purchaser.

     - There shall be no Change of Control, and Seller shall not merge or consolidate with or into, any other entity without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

     - During the term of this Agreement, Seller shall not engage in any business other than as a consumer and mortgage finance lender and servicer, except with the prior written consent of Purchaser.

     - Neither Seller nor Guarantor shall (a) dissolve or terminate its existence or (b) transfer any assets, except (i) intercompany loans to an affiliate and/or Guarantor or (ii) dividends to Guarantor, to any affiliate except as otherwise expressly permitted or contemplated hereby.

     - Except in the ordinary course of business or to fulfill the obligations of wholly owned subsidiaries, Seller shall not guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other person, entity or affiliate, including without limitation, whether directly or indirectly by agreement to purchase the indebtedness of any other person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purposes of paying or discharging any indebtedness or obligation of such other person or otherwise; provided, however, that nothing contained herein shall prevent Seller from indemnifying its officers, directors and agents pursuant to its By-laws and its Articles of Incorporation.

     - Seller will not commit any act in violation of applicable laws, or regulations promulgated pursuant thereto that relate to the Eligible Assets or that materially and adversely affect the operations or financial conditions of Seller.

     - The sum of (i) the aggregate principal balance of Independent Whole Loan Trades (as defined in Section 8.03) and (ii) the aggregate Co-Managed Amount, shall not exceed 25% of the Eligible Assets sold by the Seller to the Purchaser hereunder during the period from the date hereof up to the Termination Date. In addition, the principal balance of any such Eligible Assets so sold will not be subtracted from the Available Amount hereunder.

VIII. Removal of Eligible Assets from Inclusion Under this Agreement Upon a Whole Loan Transfer or a Pass-Through Transfer; Independent Whole Loan Trades.

     8.01. Removal of Eligible Assets from Inclusion Under this Agreement Upon a Whole Loan Transfer or a Pass-Through Transfer. It is the intent of the Seller and the Purchaser that with respect to the Eligible Assets, prior to the Termination Date, the Purchaser shall effect either:

     (1) one or more Whole Loan Transfers; and/or

     (2) one or more Pass-Through Transfers;

provided, however, that without the prior written consent of the Seller, no Eligible Asset shall be the subject of more than one Whole Loan Transfer or one Pass-Through Transfer hereunder, except for those Eligible Assets repurchased by the Seller pursuant to the terms hereof. The Seller and the Purchaser agree that in no event will the Seller be required to remit funds or send reports to more than four (4) persons at any given time with respect to any Whole Loan Transfer.

     With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, entered into by the Purchaser, the Seller agrees:

     (i) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, credit enhancers and such other parties as the Purchaser shall designate and participating in meetings with prospective purchasers of the Eligible Assets or interests therein and providing information reasonably requested by such purchasers;

     (ii) to execute all Reconstitution Agreements provided that each of the Seller and the Purchaser is given an opportunity to review and reasonably negotiate in good faith, the content of such documents not specifically referenced or provided for herein;

     (iii)with respect to any Whole Loan Transfer or Pass-Through Transfer occurring within 12 months (unless otherwise specified in the related Purchase Request) of the related Purchase Date, the Seller shall make the representations and warranties set forth herein regarding the Seller and the Eligible Assets as of the date of the Whole Loan Transfer or Pass-Through Transfer, to the extent true as of such date, but modified to the extent necessary to accurately reflect the pool statistics of the Eligible Assets as of the date of such Whole Loan Transfer or Pass-Through Transfer;

     (iv) to deliver to the Purchaser for inclusion in any prospectus or other offering material such publicly available information regarding the Seller, its financial condition and the mortgage loan delinquency, foreclosure and loss experience of its portfolio as is customarily set forth in a prospectus supplement with respect to a comparable mortgage pool, the underwriting of mortgage loans, the servicer, the servicing and collection of mortgage loans, lending activities and loan sales of the servicer, regulatory matters and delinquency and loss experience and any additional information reasonably requested by the Purchaser, and to deliver to the Purchaser unaudited consolidated financial statements of the Seller, in which case the Purchaser shall bear the cost of having such statements audited by certified public accountants if the Purchaser desires such an audit, or as is otherwise reasonably requested by the Purchaser and which the Seller is capable of providing without unreasonable effort or expense, and to indemnify the Purchaser and its affiliates for material misstatements or omissions contained in such information;

     (v) to deliver to the Purchaser and to any Person designated by the Purchaser, at the Purchaser's expense, such statements and audit letters issued by reputable, certified public accountants pertaining to information provided by the Seller pursuant to clause (iv) above as shall be reasonably requested by the Purchaser (it being acknowledged by Purchaser that the delivery of such statements and letters is subject to the consent of such accountants);

     (vi) to deliver to the Purchaser, and to any Person designated by the Purchaser, such legal documents and in-house opinions of counsel as are customarily delivered by originators or servicers, as the case may be, and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers or Pass-Through Transfers, as the case may be, it being understood that the cost of any opinions of outside special counsel that may be required for a Whole Loan Transfer or Pass-Through Transfer, as the case may be, shall be the responsibility of the Seller;

     (vii)to cooperate fully with the Purchaser and any prospective purchaser with respect to the preparation of Eligible Asset documents and other documents and with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;

     (viii) to negotiate and execute one or more subservicing agreements between the Seller and any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market designated by the Purchaser in its sole discretion after consultation with the Seller and/or one or more custodial and servicing agreements among the Purchaser, the Seller and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Purchaser in its sole discretion after consultation with the Seller, in either case for the purpose of pooling the Eligible Assets with other Eligible Assets for resale or securitization; and

     (ix) in connection with any securitization of any Eligible Assets, to execute a Reconstitution Agreement among the Purchaser, the Seller and a trustee, which is generally considered to be a prudent trustee in the secondary mortgage market, to be selected by the Purchaser in its sole discretion after consultation with the Seller, which Reconstitution Agreement may, at the Purchaser's direction, contain contractual provisions including, but not limited to, a 24-day certificate payment delay (54-day total payment delay), servicer advances of delinquent payments of interest through liquidation (unless deemed non-recoverable by the Servicer) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing and mortgage loan representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans similar to the Eligible Assets (as reasonably determined by the Purchaser), and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Eligible Assets, and other covenants as are required by the Purchaser and one or more nationally recognized rating agencies for mortgage pass-through transactions with the highest ratings from such nationally recognized rating agencies which are "mortgage related securities" for the purposes of the Secondary Mortgage Market Enhancement Act of 1984, unless otherwise mutually agreed.

     With respect to each Pass-Through Transfer, Purchaser agrees that Seller may direct the Purchaser to engage certain third parties as co-managers with respect to a portion of Pass-Through Transfers (the aggregate of such portion, "the Co-Managed Amount"). Any fees of such co-managers shall be paid by Purchaser.

     This Agreement shall terminate with respect to all Eligible Assets sold or transferred pursuant to a Whole Loan Transfer, an Independent Whole Loan Trade or a Pass-Through Transfer. All Eligible Assets not sold or transferred pursuant to a Whole Loan Transfer, an Independent Whole Loan Trade or Pass-Through Transfer shall continue to be subject to this Agreement and shall continue to be serviced in accordance with the terms hereof and with respect thereto this Agreement shall remain in full force and effect.

     With respect to any disposition of the initial $500,000,000 of Eligible Assets, other than Home Improvement Assets, as provided in this Section VIII, the Seller shall pay to the Purchaser either (a) with respect to any Whole Loan Transfer, 0.35% of the principal balance of such Eligible Assets on the date of such Whole Loan Transfer or (b) with respect to a Pass-Through Transfer, 0.35% of the principal balance of such Eligible Assets on the date of such Pass-Through Transfer, payable in the form of an underwriting fee paid to an affiliate of the Purchaser. With respect to the disposition of Eligible Assets in excess of the initial $500,000,000, the fees payable to the Purchaser shall be negotiated by the Purchaser and the Seller. With respect to the disposition of the initial $100,000,000 of Home Improvement Assets pursuant to this Section VIII, the Seller shall pay the Purchaser 1.00% of the principal balance of such Home Improvement Assets. With respect to the disposition of Home Improvement Assets in excess of the initial $100,000,000, the fees payable to the Purchaser shall be negotiated by the Purchaser and the Seller. There will be no fee payable on any Independent Whole Loan Trade.

     With  respect to any  disposition  of  Eligible  Assets as provided in this
Section VIII, the Purchaser shall have the right subject to Section 4.01 to choose the method of disposition which, in its sole discretion, will optimize the proceeds payable to the Seller.

     8.02 Repurchases. The Seller shall, at the Purchaser's request in connection with the consummation of a Whole Loan Transfer or Pass-Through Transfer, repurchase such Eligible Assets on the date of such Whole Loan Transfer or Pass-Through Transfer at the Repurchase Price for each such Eligible Asset.

     8.03. Independent Whole Loan Trade. Prior to the Termination Date, the Seller may instruct the Purchaser to sell Eligible Assets previously sold to the Purchaser to an independent third party on a whole loan basis by notifying the Purchaser of its intent and paying the Purchaser the Repurchase Price (an "Independent Whole Loan Trade"). Notwithstanding the foregoing, the sum of (i) the aggregate principal balance of such Independent Whole Loan Trades and (ii) the aggregate Co-Managed Amount shall not exceed 25% of the Eligible Assets sold by the Seller to the Purchaser hereunder during the period from the date hereof up to the Termination Date. In addition, the principal balance of any such Eligible Assets so sold will not be subtracted from the Available Amount hereunder.

IX.  Seller's Servicing Obligations.

     The Seller, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with the terms and provisions set forth in
Article V, VI, VII and VIII of the Whole Loan Agreement attached as Exhibit K which sections are hereby incorporated in this Agreement in their entirety (with, however, the changes and adjustments as provided in this Agreement) as if the same were contained in this Section IX.

     With respect to the following provisions set forth in the Whole Loan Agreement attached as Exhibit K, the Seller shall service the Mortgage Loans and be subject to all of the obligations as required by the "Seller" pursuant to the Whole Loan Agreement and the Purchaser shall have all the rights as afforded the "Certificateholder" thereunder:

5.01        Seller to Act as Servicer.
5.02        Liquidation of Mortgage Loans.
5.03        Collection of Mortgage Loan Payments.
5.04        Establishment of Certificate Accounts;
             Deposits in Certificate Accounts.
5.05        Withdrawals from the Certificate Account.

5.06        Transfer of Accounts.
5.07        Maintenance of Hazard Insurance.
5.08        Fidelity Bond; Errors and Omissions Insurance.
5.09        Liquidation Reports.
5.10        Notification of Adjustments (to the extent the Mortgage Loans are
             Adjustable Rate Mortgage Loans).
6.01        Distributions.
6.02        Statements to the Certificateholders.
6.03        Advances by the Seller.
6.04        Prepayment Interest Shortfalls.
7.01        Assumption Agreements.
7.02        Satisfaction of Mortgages and Release of Mortgage Files.
7.03        Servicing Compensation.
7.04        Annual Statement as to Compliance.
7.05        Annual Independent Certified Public Accountants' Servicing Report.
7.06        Certificateholders' Right to Examine Seller Records.
8.01        Seller Shall Provide Access and Information as Reasonably Required.
8.02        Financial Statements.

     Any cross references in Exhibit K in the sections listed above to other sections set forth in Exhibit K are likewise incorporated herein and made a part hereof.

     To the extent any provision or definition set forth in Exhibit K shall conflict with any provision set forth in this Agreement, the provision or definition in this Agreement shall govern.

X.   Fees and Other Costs.

2. Net Securities Amount. Seller agrees to pay Purchaser during the term of this Agreement, on the last business day of any calendar month the Net Securities Amount owed to Purchaser, if any, with respect to the applicable Tranche. Seller shall invoice Purchaser for such amount three business days prior to the last business day of such calendar month.

3. Hold Harmless. Seller hereby agrees to pay, and to indemnify, protect, save and hold harmless, on an After-Tax Basis (as defined in Section 10.06 below), Purchaser from and against any and all Taxes (as defined in Section 10.03 below) other than (i) income taxes of Purchaser, (ii) Taxes that result from the misconduct or negligence of Purchaser or from the failure of Purchaser to file tax returns or certificates of exemption from withholding or other reports, properly and on a timely basis or to claim a deduction or credit and (iii) Taxes that are based on or measured by fees or compensation received by the Purchaser, which may at any time be imposed or asserted by reason of, in connection with or in respect of the Eligible Assets or any transactions contemplated hereby, whether imposed on Purchaser, Seller, or the Eligible Assets or otherwise, whether collected directly from the party upon which the tax is imposed, by withholding or otherwise whether arising by reason of the acts to be performed by Seller hereunder or otherwise.

4. Definition of Taxes. For purposes of this Section 10, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, excise, property and sale taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States, any state or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority.

5. After-Tax Calculation. For purposes of this Section 10, in determining the additional amount necessary so that any payment hereunder is paid on an After-Tax Basis, such calculation shall be based on Purchaser's effective tax rate in effect from time to time under applicable law.

6. Contest, Payment, Interest. In the event that Purchaser becomes aware that a taxing jurisdiction has made or is making a claim with respect to any Tax for which Seller may be liable under this Section 10, Purchaser shall promptly notify Seller thereof; provided, however, that if Purchaser fails to promptly notify Seller thereof, such failure shall not relieve Seller of its obligations hereunder, except and only to the extent that Seller is materially prejudiced by such failure. If reasonably requested by Seller within 30 days of receipt of such notice, Seller shall, at its expense, be entitled to contest the imposition of such Tax.

All payments due pursuant to this Section 10 shall be paid no later than the later of (i) five Business Days after the date of such notice or (ii) five Business Days before the date the Tax to which such amount payable hereunder relates is due or is to be paid accompanied by a written statement (which written statement shall, at the request of Seller, be verified by a nationally recognized independent accounting firm mutually acceptable to the Seller and Purchaser, such verification to be at the Seller's expense unless such accountants determine that the amount payable by the Seller is less than ninety-five percent (95%) of the amount shown on such written statement) describing in reasonable detail the Tax and the computation of the amount payable; provided, however, that Seller shall not be entitled to any payment in respect of accountants' fees and expenses incurred in connection with the contest of a taxing authority assessment. Without in any way limiting Purchaser's remedies, any such amount not paid when due, shall bear interest at a rate equal to the Default Rate.

7. Definition of "After-Tax Basis"; Tax Savings. For purposes of this Section 10, the term "After-Tax Basis" shall mean an amount which after deduction of the net increase in federal, state and foreign income taxes required to be paid by Purchaser with respect to the receipt of such amount is equal to the payment required under the provision of this Section 11 which requires payment to be made on an After-Tax Basis. If Purchaser subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, Purchaser shall promptly pay to Seller an amount equal to the sum of (I) the actual reduction in Taxes, if any, realized by Purchaser which is attributable to such deduction or credit and (II) the actual reduction in Taxes, if any, realized by Purchaser as a result of any payment made by Purchaser pursuant to this sentence.

8. Additional Fees and Expenses. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys. All other costs and expenses incurred in connection with the transfer and delivery of the Eligible Assets pursuant to this Agreement or any Reconstitution Agreement, including without limitation recording fees, fees for title policy endorsements and continuations, and fees for recording intervening assignments of Mortgage, shall be paid by the Seller. The Seller shall pay the on-going fees of any custodian or trustee under a

Reconstitution Agreement out of its Servicing Fee (which Servicing Fee is 0.50%). The Seller shall pay (i) the acceptance and file review fees of any custodian or trustee under this Agreement or any Reconstitution Agreement and
(ii) the costs of legal counsel and legal opinions, accounting comfort letters and fees, printing of disclosure documents, rating agency fees, credit enhancement provider up-front fees, SEC filing fees and the costs of any and all related document preparations associated with any Reconstitution Agreement unless stated otherwise in the Purchase Request; provided, however, that the fees and expenses payable by the Seller in connection with the preparation of this Agreement shall not exceed $15,000.

     The Seller shall pay one-half of the costs associated with the reasonable reunderwriting and reappraisals performed by the Purchaser in connection with any purchase of Eligible Assets.

     On the Termination Date whether as a result of an Event of Termination or otherwise, if the Seller has not provided sufficient Eligible Assets to reduce the Available Amount to zero, the Seller shall pay to the Purchaser an amount (the "Shortfall Payment") equal to (i) 0.20% multiplied by (ii) the Available Amount as of the Termination Date as reduced by any amounts purchased by the Purchaser pursuant to the terms hereof and not yet disposed of through either an Independent Whole Loan Trade, a Pass-Through Transfer or a Whole Loan Transfer.

XI. Events of Termination.

     Each of the following events shall constitute an "Event of Termination" hereunder (whatever the reason for such Event of Termination and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body).

     2. Failure to Perform. Failure of Seller to deliver to Purchaser or its designee the relevant Eligible Assets on the relevant Purchase Date; or failure of Seller to pay when due any sums or amount equal to or greater than $100,000 payable hereunder or under any Purchase or to pay within one Business Day of the due date any sums or amount less than $100,000 payable hereunder or under any Purchase.

3. Failure of Representation or Warranty. Any of the representations and warranties made by Seller herein, or in any certificate or other document delivered pursuant to or in connection with this Agreement or any transaction contemplated hereby, shall prove to be untrue in any material respect when made or deemed made.

4. Failure of Covenant. Failure of Seller to observe and perform any material non-monetary covenant, condition or other agreement on its part to be observed or performed hereunder and such default shall continue unremedied for five Business Days.

5. Bankruptcy Event. (a) Appointment of a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Seller, or of any substantial part of its Property, the ordering of the winding-up or liquidation of its affairs, or the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Seller in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect which such order remains undischarged or unstayed, as the case may be, for 60 days; or

     - Commencement by Seller of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Seller to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Seller or of any substantial part of Seller's property, or the making by Seller of any general assignment for the benefit of creditors, or the failure of Seller generally to pay its debts as such debts become due, or the taking of corporate action by Seller in furtherance of any of the foregoing.

6. Seller Default. Default by Seller whether as principal, guarantor or surety, in the payment of any principal or interest on any indebtedness or any other obligation of Seller in the amount of $250,000 or more.

7. Material Adverse Change. A material adverse change in the condition (financial or otherwise) of Seller shall have occurred which, in the reasonable judgment of Purchaser, materially impairs the ability of Seller to perform its obligations hereunder.

8. Cross-Default. The occurrence and continuance of an "event of default" or of an "event of termination" on the part of Seller or Guarantor under either (i) any material agreement of Seller or Guarantor, or (ii) any other agreement between Seller or Guarantor, on the one hand, and Purchaser or any of its affiliates on the other hand, which has not been waived by the Purchaser.

9. Change of Control. Any Change of Control of the Seller.

10. Pre-Existing Condition. The discovery by the Purchaser during its continuing due diligence of the Seller of a condition or event which existed at or prior to the execution hereof and which the Purchaser, in its sole reasonable discretion, determines materially and adversely affects:

          (i) the condition (financial or otherwise) of the Seller, its subsidiaries or affiliates; or

          (ii) the ability of either the Seller or the Purchaser to fulfill its respective obligations under this Agreement.

XII. Payment.

2. Method of Payment. Any payment due under this Agreement shall be made promptly and by wire transfer.

3. Late Payments. Any late payments shall bear interest at a rate of "Prime" (as then set forth in The Wall Street Journal) plus 400 basis points (the "Default Rate"), except that payments made one Business Day late shall bear interest at the then "federal funds" rate plus any customary margin.

XIII. Greenwich Change of Control.

     If a change of control (as such term is defined in the Securities Exchange Act of 1934, as amended) shall occur with respect to Greenwich the Seller shall have the right to terminate this Agreement and shall not be obligated to make any Shortfall Payment pursuant to Section 10.07; provided, however, if the surviving entity has substantially the same management as in place prior to such change, no change of control shall be deemed to have occurred.

XIV   Remedies.

     If an Event of Termination occurs and is continuing, Purchaser may, to the extent provided or permitted by applicable law and this Agreement, pursue any available legal remedy including the sale or other disposition of some or all of the Eligible Assets and related Collateral in accordance with the provisions of
Section 4.01; provided, however, Purchaser shall not be obligated to offer the relevant Eligible Asset to Seller for purchase pursuant to the right of first refusal contained in Section 4 if any of the events described in subsections 11.04, 11.07(ii) or 11.09 hereof or any monetary default of the Seller in its obligations hereunder have occurred and are continuing. Following an Event of Termination, no further Purchase hereunder shall occur, unless such Event of Termination shall have been waived by the Purchaser.

XV.  Termination Resulting from Competition.

     If Greenwich Capital Holdings, Inc. or any wholly-owned subsidiary thereof materially competes directly with the principal business lines of the Seller as of the date hereof, the Seller shall have the right to terminate this Agreement and shall not be obligated to make any Shortfall Payment pursuant to Section 10.07.

XVI. Term.

     This Agreement shall terminate on the earlier to occur of an Event of Termination or the Termination Date. In the event this agreement expires on the Termination Date and at that time there exists no Event of Termination, then, immediately prior to such Termination Date, as to all Eligible Assets then owned by Purchaser, a Required Sale Event shall be deemed to occur unless this Agreement is extended.

XVII. Exclusive Benefit of Parties; Assignment.

     This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

XVIII. Amendment; Waivers.

     This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure, or delay by a party in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by a party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of a party shall continue in full force and effect until specifically waived by it in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

XIX. Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

XX.  Effect of Invalidity of Provisions.

     In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

XXI. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules regarding conflict of laws.

XXII. Notices.

     Any notices, consents, directions, demands and other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when personally delivered at or telefaxed to the respective addresses or facsimile numbers, as the case may be, set forth on the signature page hereof for Seller and Purchaser, or to such other address or facsimile number as either party shall give notice to the other party pursuant to this Section. Notices, consents, etc. may also be effected by first class mail, postage prepaid sent to the foregoing addresses and will be effective upon receipt by the intended recipient.

XXIII Entire Agreement.

     This Agreement, including the Exhibits hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

XXIV. Indemnities.

     Without limiting any other rights which Purchaser or Seller may have hereunder or under applicable law, and in addition to any other indemnity provided hereunder, Seller hereby agrees to indemnify Purchaser and its respective officers, directors, agents and employees (each, an "Indemnified Party") from and against any and all Losses incurred by any of them relating to or resulting from:

          (i) any representation or warranty made by Seller (or any officers, employees or agents of Seller) under or in connection with this Agreement, any periodic report required to be furnished hereunder or any other information or document delivered by Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

          (ii) the failure by Seller to (a) comply with any applicable law, rule or regulation with respect to any Purchase or (b) perform or observe any material obligation or covenant hereunder; or

          (iii) the failure by Seller (if so requested by Purchaser) to execute and properly file, or any delay in executing and properly filing, financing statements or other similar instruments or documents under the Uniform Commercial Code of any applicable jurisdiction or other applicable laws with respect to the Eligible Assets.

     Promptly after receipt by an indemnified party under this Section XXIV of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section XXIV, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section XXIV. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to elect separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by you in the case of paragraph (a) of this Section XXIV, representing the indemnified parties under such paragraph (a) who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii).

XXV. RESPA Obligations.

     Seller agrees to discharge on Purchaser's behalf all obligations, including without limitation, all disclosure obligations, which Purchaser may have under the Real Estate Settlement Procedures Act of 1974, as amended, in connection with Purchaser's purchases of Eligible Assets hereunder. Purchaser agrees to provide Seller with such information as is reasonably necessary for Seller to discharge such obligations and hereby appoints Seller as its agent in its name for the purposes of, and only for the purposes of, performing such obligations. Seller hereby agrees to indemnify Purchaser and its respective officers, directors, agents and employees from any losses suffered by any such party in connection with Seller's obligations under this Section 25.

XXVI. Survival.

     The sole indemnification with respect to Taxes, as defined in Section 10 hereof, is that set forth in Section 10 hereof. All indemnities and undertakings of Seller and Purchaser hereunder shall survive the termination of this Agreement.

XXVII. Right of Set-off.

     Upon the occurrence of any event or circumstance which requires Seller to make a payment hereunder, Purchaser is hereby authorized then or at any time or times thereafter, without notice to Seller (any such notice being expressly waived by Seller), to set-off and apply any and all deposits (general or special, time or demand, provisional or final), including without limitation, the Performance Deposit Amount, at any time held and other indebtedness at any time owing by Purchaser to or for the credit or the account of Seller against any and all of the obligations of Seller now or hereafter existing hereunder, irrespective of whether or not Purchaser shall have made any demand hereunder. Purchaser agrees promptly to notify Seller after any such set-off and application made by Purchaser, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Purchaser under this Section 27 are in addition to other rights and remedies which Purchaser may have.

XXVIII. Consent to Service.

     Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Section 22 hereof.

XXIX. Submission to Jurisdiction; Waiver of Trial by Jury.

     With respect to any claim arising out of this Agreement each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, City of New York, and each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party, provided that service of process is made as set forth in Section 28 hereof, or by any other lawful means. To the extent permitted by applicable law, Purchaser and Seller each irrevocably waive all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

XXX.  Construction.

     The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Sections, Schedules and Exhibits in this Agreement are to the Sections of and Schedules and Exhibits to this Agreement. The Schedules and Exhibits are hereby incorporated into and form a part of this Agreement. In this Agreement, the singular includes the plural, the plural the singular, the words "and" and "or" are used in the conjunctive or disjunctive as the sense and circumstances may require and the word "including" means "including, but not limited to." Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

XXXI. Further Agreements.

     The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

     IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the date first written above.

                                        GREENWICH CAPITAL FINANCIAL
                                        PRODUCTS, INC.


                                        By:
                                        Name:
                                        Title:
                                        Phone: (203) 622-3881
                                        Facsimile: (203) 629-4640



                                        CITYSCAPE CORP.


                                        By:
                                        Name:
                                        Title:
                                        Phone: (914) 592-6677
                                        Facsimile: (914) 592-7060